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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Date:         August 7, 2003
Contact:      Steven R. Hedberg
For Release:  Immediately

             ASE ANNOUNCES SECOND QUARTER 2003 RESULTS AND COMMENTS
                          ON STRATEGIC REVIEW PROCESS

ST. PAUL, MINNESOTA --Aero Systems Engineering, Inc. (Nasdaq -- AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today the results for the Second Quarter 2003. Results for the period were:


(Results in 000's except per share amounts)             3 Months                 6 Months
                                                       Ended 6/30               Ended 6/30
                                                  ------------------       --------------------
                                                    2003       2002           2003        2002
                                                    ----       ----           ----        ----
Revenues                                          $9,757    $10,973        $19,184     $19,900
Earnings (Loss) Before Taxes                         421        795            939       1,088
Net Income (Loss)                                    284        525            607         718
Net Income (Loss) Per Share                          .06        .12            .14         .16
Weighted Average
         Common Shares Outstanding                  4402       4402           4402        4402


The decrease in revenue and net income was mostly attributable to the lower level of work on the Singapore wind tunnel project during the second quarter of 2003 as compared to the same period in 2002 since the project is nearing completion, resulting in lower recognized revenue and profit.

Backlog of orders as of June 30, 2003 was $21,199 as compared with $21,308 and $26,201 as of December 31, 2002 and June 30, 2002, respectively. The change from December 31, 2002 represents a 1% decrease. The total orders received for 2003 through the second quarter were $19,075.

Mr. Charles Loux, President and Chief Executive Officer, commented, "We are pleased that this represents the eighth consecutive quarter of profitability."

The Company also announced today that its Board of Directors has decided to conclude the formal strategic alternatives review process begun in October, 2002. An extensive review of several strategic alternatives has occurred and there have been a number of preliminary exploratory discussions with third parties regarding possible business combinations. However, the Company noted that none of the transactions investigated satisfied the Board's criteria for enhancing shareholder value. The Company stressed that enhancing shareholder value remains the primary and on-going mission of its Board of Directors and management. The Company also indicated that its Board of Directors may, without further public announcement, resume its formal strategic review process or, from time to time, respond to follow-on opportunities created by its prior activities.

Comments regarding the ability of the Company to achieve revenues in the future and other forward-looking statements involve risks and uncertainties, including but not limited to general economic conditions, the condition of the aerospace industry, signing of future contracts, competitive factors and other risks detailed from time to time in the Company's reports to the


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SEC, including the report on Form 10-K for the year end December 31, 2002.
Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

ASE, headquartered in St. Paul, Minnesota, is 51% owned by Minnesota ASE, LLC.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Marketsm under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc., tel 651-220-1222.



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